Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT REPORTS FISCAL 2010 FIRST-QUARTER FINANCIAL RESULTS

Fiscal 2010 First-Quarter Highlights:

•                  Net sales up 23% to $31.4 million from $25.6 million in the fiscal 2009 first quarter

•                  Gross profit grew to $11.5 million compared with $9.0 million in the first quarter a year ago

•                  Net income increased to $2.9 million compared with $1.2 million in last year’s first quarter

Philadelphia, PA — November 9, 2009 — Lannett Company, Inc. (NYSE AMEX: LCI) today reported financial results for the fiscal 2010 first quarter ended September 30, 2009.

For the first quarter of fiscal 2010, net sales grew to $31.4 million, compared with $25.6 million for the first quarter of fiscal 2009.  Gross profit increased to $11.5 million from $9.0 million for the same period in the prior year.  Net income more than doubled to $2.9 million, or $0.11 per diluted share, from $1.2 million, or $0.05 per share, for the prior year first quarter.

“Our first-quarter performance reflected strong sales of our key products and increases in our pain management products,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “In addition, our adherence to current Good Manufacturing Practice (cGMP) standards continue to help us capture market share from our competitors.”

“We increased our investment in research and development to add to our growing product offering and further diversify our portfolio,” Bedrosian added.

Research and development expenses for the fiscal 2010 first quarter were $3.0 million compared with $1.9 million in the comparable prior year period.  Selling, general and administrative expenses declined to $3.8 million from $4.9 million in the same period last year.

Conference Call Information and Forward-Looking Statements

On Monday, November 9, 2009, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the first quarter ended September 30, 2009.  The conference call will be available to interested parties by dialing 800-446-1671 from the U.S. or Canada, or 847-413-3362 from international locations, passcode 25765256.  The conference call will also be available through a live audio Internet broadcast at www.lannett.com.  The call will be archived and accessible at this site for approximately two weeks.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance and regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, investing in R&D to add to the company’s growing product offering and further diversify its portfolio, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

# # #

FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	September 30,
	2009	2008

Net sales	$31,434,989	$25,567,653
Cost of sales	19,012,318	16,120,195
Amortization of intangible assets	448,667	446,166
Product royalties	439,774	—

Gross profit	11,534,230	9,001,292

Research and development expenses	3,027,841	1,863,113
Selling, general, and administrative expenses	3,763,161	4,949,144
Loss on sale of investments	—	4,931

Operating income	4,743,228	2,184,104

Interest income	23,099	45,767
Interest expense	(70,413)	(66,209)
	(47,314)	(20,442)

Income before income tax expense	4,695,914	2,163,662
Income tax expense	1,827,650	919,990
Consolidated net income	2,868,264	1,243,672
Less net income from noncontrolling interest	(10,894)	(17,507)

Net income attributable to Lannett Company, Inc.	$2,857,370	$1,226,165

Earnings per common share - Lannett Company, Inc.:
Basic	$0.12	$0.05
Diluted	$0.11	$0.05

Weighted average number of shares outstanding:
Basic	24,533,562	24,306,488
Diluted	25,054,661	24,382,951

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2009	June 30, 2009

ASSETS
Current Assets
Cash and cash equivalents	$23,611,254	$25,832,456
Investment securities - available for sale	747,448	347,921
Trade accounts receivable (net of allowance of $132,000 and $132,000, respectively)	30,891,483	29,945,748
Inventories, net	17,010,224	16,195,361
Interest receivable	92,770	90,425
Deferred tax assets	4,346,311	4,296,929
Other current assets	541,848	602,335
Total Current Assets	77,241,338	77,311,175

Property, plant and equipment	41,771,570	41,431,158
Less accumulated depreciation	(19,242,024)	(18,533,773)
	22,529,546	22,897,385

Construction in progress	1,318,534	591,685
Investment securities - available for sale	398,470	801,748
Intangible assets (product rights) - net of accumulated amortization	9,160,357	9,118,710
Deferred tax assets	13,321,236	13,757,545
Other assets	89,846	98,873
Total Assets	$124,059,327	$124,577,121

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current Liabilities
Accounts payable	$15,649,685	$16,805,468
Accrued expenses	2,132,314	1,842,434
Accrued payroll and payroll related	2,954,609	5,150,104
Income taxes payable	1,224,663	711,073
Current portion of long-term debt	357,806	435,386
Rebates, chargebacks and returns payable	12,656,106	13,734,540
Total Current Liabilities	34,975,183	38,679,005

Long-term debt, less current portion	7,644,677	7,703,382
Unearned grant funds	500,000	500,000
Other long-term liabilities	11,693	47,111
Total Liabilities	43,131,553	46,929,498
Commitment and Contingencies

SHAREHOLDERS’ EQUITY
Common stock - authorized 50,000,000 shares, par value $0.001; issued and outstanding, 24,587,281 and 24,517,696 shares, respectively	24,587	24,518
Additional paid in capital	76,733,498	76,250,309
Retained earnings	4,600,935	1,743,565
Noncontrolling interest	104,548	93,654
Accumulated other comprehensive income	22,500	24,751
	81,486,068	78,136,797
Less: Treasury stock at cost - 90,160 and 82,228 shares, respectively	(558,294)	(489,174)
TOTAL SHAREHOLDERS’ EQUITY	80,927,774	77,647,623

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$124,059,327	$124,577,121